UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT - February 27, 2003
                        (Date of Earliest Event Reported)


                                   WICKES INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                           Commission File No. 1-14967


         Delaware                                             36-3554758
--------------------------                            --------------------------
(State of Incorporation)                                   (I.R.S. Employer
                                                           Identification No.)


706 North Deerpath Drive, Vernon Hills, Illinois                60061
------------------------------------------------      --------------------------
(Address of principal                                        (Zip Code)
executive offices)


Registrant's telephone number, including area code:  (847)  367-3400



Item 9. Regulation FD Disclosure
--------------------------------

Set forth below is a Standard & Poor's rating change dated February 27, 2003, stating that the Standard & Poor's Ratings Services lowered its corporate credit rating on Wickes Inc. to 'SD' from 'CC'.


Item 7.  Financial Statements and Exhibits
------------------------------------------

(c) Exhibits

Exhibit 99.1 Standard & Poor's rating change dated February 27, 2003.

                                                                    Exhibit 99.1

Research
--------

Summary: Wickes Inc.
--------------------


Publication date: 27-Feb-2003

Credit Analyst: Patrick Jeffrey, New York (1) 212-438-7840




Credit Rating:             SD/--/--
--------------

Rationale
---------


     On Feb. 27, 2003, Standard & Poor's Ratings Services lowered its corporate credit rating on building materials distributor Wickes Inc. to 'SD' from 'CC' and removed the rating from CreditWatch with negative implications. Vernon Hills, Ill.-based Wickes has about $64 million of rated debt.


     The rating action is based on the company's announcement that it has completed its offer to exchange its new senior secured notes due 2005 for its outstanding senior subordinated notes due Dec. 15, 2003. Approximately 67% of the $64 million of senior subordinated notes were tendered in this transaction. The company also completed the refinancing of its senior credit facility with a new $125 million facility.


     Although the note holders who tendered received security and maintained the same 11.625% cash coupon on the new notes along with a noncash interest component from and after Dec. 15, 2003, by extending the maturity to 2005 from 2003, Wickes did not meet all of its obligations as originally promised under the subordinated note issue. In addition, the 33% of subordinated note holders that did not agree to the exchange are disadvantaged to the holders of the new senior secured notes, who are senior to them but junior to the bank facility. As a result, Standard & Poor's rating treatment is identical to a default on the specific debt issue involved.


     Ratings List


     To From


     Wickes Inc.


     Corporate credit rating SD CC/Watch Neg


     Subordinated debt D C/Watch Neg


     Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www2.standardandpoors.com; under Fixed Income in the left navigation bar, select Credit Ratings Actions.